Exhibit 10.2

                                 PROMISSORY NOTE

$50,000.00                                                      December 5, 2004

     FOR VALUE RECEIVED, the undersigned, 110 Media Group, Inc., an Delaware corporation ("Maker"), hereby promises to pay to the order of Global Reach, Inc., an Nevada corporation ("Payee"), in lawful money of the United States of America, the principal sum of Fifty Thousand Dollars ($50,000.00) with annual interest at 6%, (the "Rate"). This Note shall be paid on December 15, 2004.

     Maker shall have the right to prepay this Note, in whole or in part, without premium or penalty. All prepayments shall be applied to the next required monthly payments under this Note.

     All payments hereunder shall be paid to Payee at the office of Payee, ___________, Zephyr Cove, Nevada, or at such other place or places as the Payee or legal holder may from time to time designate in writing.

     At the election of the Payee or legal holder hereof and without notice, demand or legal process, the indebtedness remaining unpaid hereon shall become at once due and payable at the place of payment aforesaid in case of default ("Default") as follows: (i) in the payment, when due and payable, of any payment of principal or interest hereunder or in any other debt of Maker to Payee, or any portion thereof, in accordance with the terms hereof after a ten (10) day grace period or (ii) the filing by Borrower of a voluntary petition in bankruptcy under the Bankruptcy Reform Act of 1978, as amended or succeeded by a similar statute, the filing against Borrower of an involuntary petition in bankruptcy under the Bankruptcy Reform Act of 1978, as amended or succeeded by a similar statute which petition is not stayed or dismissed within sixty (60) days, or an assignment for the benefit of creditors by Borrower. In the event of a Default, the Payee or legal holder hereof shall be entitled to (a) interest on all overdue payments at the Rate plus five percent (5%) and (b) reasonable costs and expenses of collection, including reasonable attorneys' fees.

     This Note is delivered pursuant to and subject to the terms of an Asset Purchase Agreement (the "Purchase Agreement), dated December 5, 2004 by and between Maker and Payee. It is understood and agreed that in the event that Payee owes any sums to Maker pursuant to section 10(A) of the Purchase Agreement, Maker may offset against the next due and owing payments under this Note any amounts that are owed by Payee, and the amount owed under this Note shall be reduced accordingly.

     No delay or admission on the part of Payee or any holder hereof in exercising any right or option herein given to such Payee or holder shall impair such right or option or be considered as a waiver or acquiescence in any default hereunder. Maker hereby waives presentment, demand, notice of dishonor and protest; agrees to pay all expenses, including reasonable attorneys' fees and legal expenses incurred by Payee in endeavoring to collect any amount payable hereunder; and recognizes that Payee may demand payment of this Note on the date of maturity hereof. Maker agrees that any action or proceeding to enforce this Note may be commenced in the courts of the State of New York or the U.S. Federal District Court for the Southern District of New York.

     This Note shall be construed in accordance with the laws of the State of New York.


                                               110 MEDIA GROUP, INC.



                                               By: /s/ Raymond Barton, President
                                                   -----------------------------
                                                   Raymond Barton, President